UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 9, 2008

WILLDAN GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33076	14-1951112
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2401 East Katella Avenue, Suite 300, Anaheim, California	92806
(Address of Principal Executive Offices)	(Zip Code)

(800) 424-9144

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers

                The Board of Directors (the “Board”) of Willdan Group, Inc. (the “Company”) previously adopted the Willdan Group, Inc. 2008 Performance Incentive Plan (the “2008 Plan”), subject to stockholder approval of the 2008 Plan. According to the results from the Company’s annual stockholders’ meeting held on June 9, 2008, the Company’s stockholders have approved the 2008 Plan.

                The following summary of the 2008 Plan is qualified in its entirety by the text of the 2008 Plan, which was previously filed as Exhibit I to the Company’s proxy statement filed on April 25, 2008.

                The Board or one or more committees appointed by the Board will administer the 2008 Plan. The Board has delegated general administrative authority for the 2008 Plan to the Compensation Committee of the Board.

                The administrator of the 2008 Plan has broad authority under the 2008 Plan to, among other things, select participants and determine the type(s) of award(s) that they are to receive, and determine the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award.

                Persons eligible to receive awards under the 2008 Plan include officers or employees of the Company or any of its subsidiaries, directors of the Company, and certain consultants and advisors to the Company or any of its subsidiaries. The 2008 Plan authorizes stock options, stock appreciation rights, restricted stock, stock bonuses and other forms of awards granted or denominated in the Company’s common stock or units of the Company’s common stock. The 2008 Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be paid or settled in cash.

                The maximum number of shares of the Company’s common stock that may be issued or transferred pursuant to awards under the 2008 Plan equals the sum of: (1) 450,000 shares, plus (2) the number of shares available for additional award grant purposes under the Willdan Group, Inc. 2006 Stock Incentive Plan (the “2006 Plan”) as of June 9, 2008 and determined immediately prior to the termination of the authority to grant new awards under the 2006 Plan as of June 9, 2008, plus (3) the number of any shares subject to stock options granted under the 2006 Plan and outstanding as of June 9, 2008 which expire, or for any reason are cancelled or terminated, after June 9, 2008 without being exercised. As of June 9, 2008, approximately 36,167 shares were available for additional award grant purposes under the 2006 Plan, and approximately 263,833 shares were subject to awards then outstanding under the 2006 Plan.

                To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the shares available for issuance under the 2008 Plan. In the event that shares are delivered in respect of a dividend equivalent right, only the actual number of shares delivered with respect to the award shall be counted against the share limits of the 2008 Plan. To the extent that shares are delivered pursuant to the exercise of a stock appreciation right or stock option, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits of the 2008 Plan, as opposed to only counting the shares actually issued. Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2008 Plan will again be available for subsequent awards under the 2008 Plan.

         As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the 2008 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders.

Item 9.01  Financial Statements and Exhibits

                (d)          Exhibits.

                10.1         Willdan Group, Inc. 2008 Equity Incentive Plan (Filed as Exhibit I to the Company’s Proxy Statement filed with the Securities and Exchange Commission on April 25, 2008 and incorporated herein by reference).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

WILLDAN GROUP, INC.
(Registrant)

	By:	/s/ Kimberly D. Gant
Date: June 13, 2008		Kimberly D. Gant
Chief Financial Officer and Senior Vice President